N E W S R E L E A S E

UnitedHealth Group

Contact:	John S. Penshorn Senior Vice President 952-936-7214

(For Immediate Release)

UNITEDHEALTH GROUP TO HOST ANNUAL INVESTOR CONFERENCE
Meeting will be available via webcast

MINNEAPOLIS (December 18, 2006) – UnitedHealth Group (NYSE: UNH) will host its annual investor conference with institutional analysts and investors in New York City on Tuesday December 19, 2006, beginning at 8:00 a.m. EST. The meeting will include presentations from a variety of senior leaders, many of whom have recently assumed broader responsibilities as part of the Company’s efforts to build further leadership capacity that supports the growing scale and diversification of its businesses. Management will discuss its operating performance and outlook, a view of broad market dynamics and trends and the reasons it expects to capitalize on them, and specific insights into its various business activities during the meeting. Management will also provide an update on its activities pertaining to stock option matters following its receipt of the WilmerHale report.

The Company will have an audio webcast of this meeting and provide supplementary data points regarding future financial outlook on its investor information page at www.unitedhealthgroup.com. Slides will be viewable at the meeting and presented on the webcast. A replay of the conference will be available on the Company Web site through January 5, 2007. The slides and investor books containing answers to questions frequently asked by investors and related data about the Company’s businesses will also be available at www.unitedhealthgroup.com.

Business Description
UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide.

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